CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SIEBEL SYSTEMS, INC.

      SIEBEL SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

      FIRST: The name of the corporation is Siebel Systems, Inc. The corporation was originally Incorporated under the name Siebel Acquisition Corporation.

      SECOND: The date on which the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was May 9, 1996. An Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the state of Delaware on July 9, 1996. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 2, 1996. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation as Amended was filed with the Secretary of State of the State of Delaware on February 27, 1998.

      THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph of Article IV in the following form:

      "This corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock'. The total number of shares which the corporation is authorized to issue is eight hundred two million (802,000,00) shares. Eight hundred million (800,000,000) shares shall be Common Stock, each having a par value of one- tenth of one cent ($.001). Two million (2,000,000) shares shall be Preferred Stock each having a par value of one-tenth of one cent ($.001)."

      FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the general Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Siebel Systems, Inc. has caused this Certificate of Amendment to be signed by its Senior Vice President, Finance and Administration Chief Financial Officer and attested to by its Secretary this 23rd day of November 1999.

SIEBEL SYSTEMS, INC.

By:	/s/ Howard H. Graham

Howard H. Graham
Senior Vice President Finance and Administration and Chief Financial Officer

ATTEST:

/s/ Jeffery T. Amann

Jeffery T. Amann
Secretary